EXHIBIT 10.2
CHANGE-IN-CONTROL AGREEMENT
          AGREEMENT entered into as of May 27, 2008 by and between Home Federal Savings Bank, a federally chartered savings bank (the “Bank”) and a wholly owned subsidiary of HMN Financial, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).
WITNESSETH:
          WHEREAS, the Executive is a key member of the management of the Company and the Bank and has heretofore devoted substantial skill and effort to the affairs of the Company and the Bank; and
          WHEREAS, it is desirable and in the best interests of the Bank and the Company and its shareholders to continue to obtain the benefits of the Executive’s services and attention to the affairs of the Company and the Bank; and
          WHEREAS, it is desirable and in the best interests of the Bank and the Company and its shareholders to provide inducement for the Executive (A) to remain in the service of the Company and the Bank in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company and the Bank in order to facilitate an orderly transition in the event of a change in control of the Company; and
          WHEREAS, it is desirable and in the best interests of the Bank and the Company and its shareholders that the Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company or the Bank; and
          WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company or the Bank; and
          WHEREAS, for the reasons set forth above, the Bank and the Executive desire to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Bank and the Executive agree as follows:
     1. Events. No amounts or benefits shall be payable or provided for pursuant to this Agreement unless an Event shall occur during the Term of this Agreement.
     (a) For purposes of this Agreement, an “Event” means the occurrence of any of the following:

     (i) Any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the “Exchange Act”)) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute an Event pursuant to this Section 1(a)(i):
     (A) any acquisition of beneficial ownership by the Company, the Bank or a subsidiary of the Company or the Bank;
     (B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Bank or one or more of their subsidiaries;
     (C) any acquisition or beneficial ownership by any corporation (including without limitation an acquisition in a transaction of the nature described in Section 1(a)(iii)) with respect to which, immediately following such acquisition, more than 65%, respectively, of (x) the combined voting power of the Company’s or the Bank’s then outstanding Voting Securities and (y) the Company’s or the Bank’s then outstanding common stock (the “Common Stock”) is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock, respectively, of the Company or the Bank immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition;
     (D) any acquisition of Voting Securities or Common Stock directly from the Company or the Bank;
     (ii) Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. For purposes of this Section 1(a)(ii), “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company or (C) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a “Continuing Director” shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company;
     (iii) Consummation of a reorganization, merger or consolidation of the Company or the Bank or a statutory exchange of outstanding Voting Securities of the Company or the Bank, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, (x) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and (y) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be;
     (iv) (x) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the Bank or (y)  approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company or the Bank (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, (1) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (2) the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Common Stock, as the case may be; or
     (v) The Company or the Bank enters into a letter of intent, an agreement in principle or a definitive agreement relating to an Event described in Section 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) hereof that ultimately results in such an Event, or a tender or exchange offer or proxy contest is commenced which ultimately results in an Event described in Section 1(a)(i) or 1(a)(ii) hereof.
Notwithstanding anything stated in this Section 1(a), an Event shall not be deemed to occur with respect to the Executive if (x) the acquisition or beneficial ownership of the 35% or greater interest referred to in Section 1(a)(i) is by the Executive or by a group, acting in concert, that includes the Executive or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company or the Bank shall, immediately after a reorganization, merger, consolidation, exchange or disposition of assets referred to in Section 1(a)(iii) or 1(a)(iv), be beneficially owned, directly or indirectly, by the Executive or by a group, acting in concert, that includes the Executive.
     (b) For purposes of this Agreement, a “subsidiary” of the Company or the Bank shall mean any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or the Bank.
     2. Payments and Benefits. If any Event shall occur during the Term of this Agreement, then the Executive shall be entitled to receive from the Company, the Bank or either of their successors (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company or the Bank) a cash payment and other benefits on the following basis (unless the Executive’s employment by the Company is terminated voluntarily or involuntarily prior to the occurrence of the earliest Event to occur (the “First Event”), in which case the Executive shall be entitled to no payment or benefits under this Section 2):
     (a) If at the time of, or at any time after, the occurrence of the First Event and prior to the end of the Transition Period (as defined in Section 3(d)), the employment of the Executive with the Company or the Bank is involuntarily terminated for any reason (provided, however, that a termination on account of the death or Disability of the Executive or a termination by the Company or the Bank for Cause does not qualify for benefits under this Agreement), or is a Constructive Involuntary Termination, the Executive (or the Executive’s legal representative, as the case may be),
     (i) shall be entitled to receive from the Company, the Bank or either of their successors, upon such termination of employment with the Company, the Bank or either of their successors, a cash payment in an amount equal to 2.0 times the sum of the following:

     (A) the actual base salary payable by the Bank and included in the gross income for Federal Income Tax purposes of the Executive during the taxable year of the Executive ending before the First Event (other than an Event described in Section 1(a)(v) unless the Executive is terminated prior to the occurrence of an Event described in Section 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv)); and
     (B) the actual bonus payable by the Bank to the Executive with respect to such taxable year (provided, however, that if Executive’s employment is terminated under circumstances described in 2(a) above before calculation and payment of such bonus, then the actual bonus with respect to the year that precedes such taxable year will be used);
such payment to be made to the Executive by the Company, the Bank or either of their successors in a lump sum at the time of such termination of employment. The payment provided under this section is intended to be a short-term deferral and thus exempt from Section 409A of the Code; and
     (ii) shall be entitled for two years after the termination of the Executive’s employment with the Company or the Bank to participate in any health insurance plan or program in which the Executive was entitled to participate immediately prior to the First Event as if he were an employee of the Company or the Bank during such two-year period (except for those portions remaining during such two-year period that duplicate health insurance coverage that is in place for the Executive under any other policy or program provided at the expense of another employer. In the event that Executive’s participation in group health insurance coverage is not possible under any of the applicable plans and laws then in effect, the Company will purchase coverage reasonably comparable to the coverage provided under the plan provided by the Company, to the extent such coverage is reasonably available, and Executive will cooperate with the Company to obtain the most favorable rate for such coverage for Executive. All such Company-provided premiums or cost of coverage shall be paid directly to the insurance carrier or other provider by the Company. The continued coverage under this section is intended to be a reimbursement plan and to comply with Section 409A of the Code. In this regard, the amount of benefits provided during Executive’s taxable year will not affect the benefits provided during any other taxable year, and the right to continued coverage is not subject to liquidation or exchange for another benefit; and
     (iii) shall be entitled to a lump sum payment in an amount equal to the amount the Company or the Bank would otherwise expend for its share of the premiums for 24 months of life and disability coverage. Such lump-sum payment will be paid to Executive at the time of the Executive’s termination of employment. The payment provided under this section is intended to be a short-term deferral and thus exempt from Section 409A of the Code.
     (b) The payments provided for in this Section 2 shall be in addition to any salary or other remuneration otherwise payable to the Executive on account of employment by the Company, the Bank or one or more of either of their subsidiaries or successors (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the First Event) but shall be reduced by any severance pay which the Executive receives from the Bank, its subsidiaries or its successor under any other policy or agreement of the Bank or its subsidiaries in the event of involuntary termination of Executive’s employment.
     (c) In the event that at any time from the date of the First Event until the end of the Transition Period,
     (i) there is a material diminution in the Executive’s authority, duties or responsibilities in each case as compared with the such authority, duties or responsibilities immediately prior to the First Event;
     (ii) there is a material reduction in the Executive’s annual base salary as compared to the annual base salary in effect immediately prior to the First Event;
     (iii) there is a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to an officer of the Bank or the Company rather than the Board of Directors of the Company or the Bank (but only if the Executive reported to such Board of Directors immediately prior to the First Event);
     (iv) there is a material diminution in the budget over which the Executive retains authority; or
     (v) there is a material change in the geographic location at which the Executive performs his primary duties (for this purpose, a requirement that the Executive relocate his principal residence by more than 35 miles or a relocation of the Company’s principal executive offices (if that is where the Executive performed his duties) by more than 35 miles shall be a “material change”); [or
     [(vi) any other action or inaction by the Company or the Bank that constitutes a material breach of the Executive’s employment agreement by the Company or the Bank;]

and the Executive provides notice to the Company within 90 days of the occurrence of any of the changes described in Section 2(c)(i)-(v)[(vi)] and the Company thereafter fails to cure such change within 30 days, then a termination of employment with the Company or the Bank by the Executive thereafter shall constitute a Constructive Involuntary Termination.
     (d) Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 2(d), if the lump sum cash payment due and the other benefits to which the Executive shall become entitled under Section 2(a) hereof, either alone or together with other payments in the nature of compensation to the Executive which are contingent on a change in the ownership or effective control of the Company or the Bank or in the ownership of a substantial portion of the assets of the Company or the Bank or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Code or any successor provision thereto, such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company or the Bank for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto). The Company or the Bank in good faith shall determine the amount of any reduction to be made pursuant to this Section 2(d) and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 2(d) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 2(d).
     (e) The Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 2 by seeking other employment or otherwise, nor (except as specifically provided in Section 2(a)(ii) or 2(b)) shall the amount of any payment or other benefit provided for in Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer after termination, or otherwise.
     (f) The obligations of the Company and the Bank under this Section 2 shall survive the termination of this Agreement.
3. Definition of Certain Additional Terms.
     (a) As used herein, other than in Section 2(a) hereof, the term “person” shall mean an individual, partnership, corporation, estate, trust or other entity.

     (b) As used herein, the term “Cause” shall mean, and be limited to:
(i)	an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company or the Bank;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is injurious to the Company or the Bank; or

(iii)	the conviction of Executive of a felony.

(iv)	failure of Executive to perform his duties and responsibilities under the Employment Agreement or to satisfy his obligations as an officer or employee of the Company or the Bank, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company or the Bank, as applicable; or

(v)	material breach of any terms and conditions of the Employment Agreement by Executive not caused by the Company or the Bank, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company or the Bank.
     (c) As used herein, the term “Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company or the Bank by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.
     (d) As used herein, the term “Transition Period” shall mean the one year period commencing on the date of the earliest to occur of an Event described in Section 1(a)(i), 1(a)(ii), 1(a)(iii), 1(a)(iv) or 1(a)(v) hereof (the “Commencement Date”) and ending one year after the Commencement Date.
4. Successors and Assigns.
     (a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however,

that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or the Bank or either of their successors.
     (b) The Company and the Bank will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or the Bank or all or substantially all of the assets of the Company or the Bank, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 4(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 4(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     5. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.
     6. Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:
(a)	In the case of the Company or the Bank shall be:

HMN Financial, Inc. Attention: Chairman of the Board 1016 Civic Center Drive NW Rochester, Minnesota 55901

(b)	In the case of the Executive shall be:

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

     7. Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.
     8. Term. This Agreement shall commence on the date of this Agreement and shall terminate, and the Term of this Agreement shall end, on the later of (A) May 30, 2010, provided that such period shall be extended automatically for one year and from year to year thereafter until notice of termination is given by the Company or the Executive to the other party hereto at least 180 days prior to May 30, 2010 or the expiration of the one-year extension period then in effect, as the case may be, or (B) if the Commencement Date occurs on or prior to May 30, 2010 (or prior to the end of the extension year then in effect as provided for in clause (A) hereof), one year after the Commencement Date.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOME FEDERAL SAVINGS BANK

By

Its

Executive